EXHIBIT 10.3

26 August 2002

Dr. Raymond F. Cosgrove
Managing Director, BioReliance Ltd.
Stirling University Innovation Park
Hillfoots Road
Stirling, United Kingdom FK9 4NF

Dear Ray:

I am pleased to provide you with this agreement amending your original offer of employment dated January 29, 1993, as previously amended by Ms. Robinson’s letter of January 16, 1996, and Mr. McDonald’s letter of June 6, 2000, as follows:

Specifically, at paragraph 4. Termination, we henceforth provide the following agreement which will substitute entirely the paragraph previously in force:

4.	Termination of Employment:

A.	Termination Upon Change In Control: Notwithstanding any other provision in this Agreement, if there is a “change in control” of BioReliance Corporation (as hereinafter defined) during the term of this Agreement, and within twelve (12) months thereafter, either (1) the Executive is terminated Without Cause (as hereinafter defined) or (2) the Executive’s responsibilities are significantly reduced and, as a result, the Executive terminates his employment pursuant to this Agreement, the Executive shall be entitled to the compensation and benefits set forth below.

(1)	Base Compensation: The Company shall pay the Executive sixteen (16) months of his then current base salary. This compensation will be paid in two parts, as follows: (a) an initial lump-sum payment of eight (8) months of base salary will be paid within ten (10) working days of termination of employment and (b) beginning six (6) months after termination of employment, equal monthly payments for eight (8) months thereafter. This second payment in section (b) will be correspondingly reduced by any base compensation payments the Executive receives through new employment. The Executive is obligated to inform the Company, its successors and assigns, in writing within ten (10) calendar days of his acceptance of such new employment and include in this notice what his base compensation and expected start date are. However, if the Executive’s base compensation at such new employment is equal to or exceeds his prior base salary at the Company, the Executive may simply confirm this fact in the notice in lieu of disclosing the actual new base compensation figure.

(2)	Stock Options: The disposition of any and all stock options granted by BioReliance Corporation to the Executive will be governed by the 1997 Incentive Plan (as amended and restated).

(3)	Bonus Compensation: The Company shall pay the Executive, within thirty (30) calendar days of termination, his performance bonus, pro-rated to reflect the date of termination.

(4)	Medical Benefits: If the Executive elects to continue medical benefits coverage under the UK Company’s Private Healthcare program, the Company will pay the applicable premium for a period of the lesser of sixteen (16) months or until such time as the Executive obtains other employment that provides private healthcare coverage, provided the Executive and any of his eligible dependants elect the UK Company’s Private Healthcare program. This provision is otherwise subject to all applicable UK Company Private Healthcare program continuation requirements and does not alter the Company’s right to amend or terminate its medical plan.

(5)	Other Benefits: The Company will continue to provide other benefits current at the time of termination, e.g. fully expensed lease car, for a period of the lesser of sixteen (16) months or until such time as the Executive obtains other employment that provides similar benefits.

A “change in control” for purpose of this Agreement shall be deemed to have occurred if BioReliance Corporation is subject to an acquisition in accordance with Section 2.12 (1) of BioReliance Corporation’s 1997 Incentive Plan (as amended and restated), which is attached hereto as Exhibit 1.

The privileges, compensation, and benefits set forth in this section, Termination Upon Change In Control, survive the expiration of this Agreement as long as there is a “change in control” as herein defined during the term of this Agreement.

All compensation paid by the Company will be subject to all appropriate UK tax laws.

B.	Termination Other Than Upon Change In Control

Termination by the Executive: The Executive may terminate his employment upon ninety (90) days written notice to the President and CEO. Unless otherwise provided herein, if the Executive terminates his employment, the Executive shall only be entitled to base compensation through the last day actually worked as well as any bonus compensation for which the work period and performance criteria have been fully met. The Board may provide the Executive with additional compensation, if the Board in its discretion deems such additional compensation warranted. Also, the disposition of any and all stock options granted by BioReliance Corporation to the Executive will be governed by the 1997 Incentive Plan (as amended and restated).

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Termination by the Company: The Executive’s employment may be terminated by the Company only on two bases: (1) Cause or (2) Without Cause.

(1)	Cause: As used in this Agreement, “Cause” shall mean that the Executive:

(a)	committed an act or acts of personal dishonesty intended to result in the Executive’s personal enrichment at the expense of the Company, and which constitute(s) fraud, embezzlement, grand larceny or any felonious act;

(b)	materially failed or refused to perform the Executive’s essential duties and obligations as an employee of the Company;

(c)	committed an act of willful misconduct;

(d)	was convicted of a felony or other serious crime;

(e)	has engaged in the unlawful use of narcotics;

(f)	engaged in abusive use of alcohol to a degree, or in a manner, that would materially and adversely affect the performance of the Executive’s assigned work or degrade the reputation of the Company;

(g)	violated the terms of the Confidentiality, Trade Secrets and Noncompetition Agreement he signed on 6 September 1999;

(h)	violated or breached the terms of this Agreement; or

(i)	is unable to perform the essential functions of his position due to disability, as set forth below, or due to death.

In accordance with these definitions of Cause, the Board of Directors, or a delegated committee of the Board, will in its sole discretion decide whether the Executive shall be terminated for Cause after affording the Executive an opportunity to be heard on the matter. The Board, or the delegated committee of the Board, will in its sole discretion determine the time, place, and manner of the opportunity for the Executive to be heard, but to the extent practicable any such meeting will take place in Montgomery County, Maryland, USA during regular business hours. If the Executive fails to appear or to follow the manner of opportunity afforded by the Board or its committee, the Board, or the delegated committee, may render its decision without hearing the Executive’s views.

Disability: If the Executive is unable to perform the essential functions of his position due to illness, injury, or incapacity for a period of more than fourteen

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(14) weeks, the compensation otherwise payable to him under this Agreement shall cease and the Company may terminate his employment unless the Board determines otherwise or the Executive is able to perform the essential functions of his position with reasonable accommodation.

Effect on Future Compensation – Termination for Cause: In the event Executive is terminated for Cause, Executive will be entitled to no future compensation from the Company and any and all stocks options granted by BioReliance Corporation to the Executive will be disposed of in accordance with the 1997 Incentive Plan (as amended and restated). Moreover, the Executive will not earn any additional compensation after the effective date of such termination.

Any reason for termination other than those set forth above will be deemed to be Without Cause.

(2)	Without Cause: If the Executive is terminated Without Cause or the Executive’s responsibilities are significantly reduced and, as a result, the Executive terminates his employment pursuant to this Agreement, the Executive shall be entitled to the compensation and benefits set forth below.

Effect on Future Compensation – Termination Without Cause: In the event the Executive is terminated Without Cause and there has not been a “change in control” as defined in this Agreement, the Executive will be entitled to receive the following compensation and benefits:

(a)	notice of at least twelve (12) months of continued employment, or

(b)	up to twelve (12) months pay in lieu of notice, or

(c)	a combination of the two.

According to Company policy, such pay in lieu of notice will be paid through the normal payroll and will cease upon the Executive becoming gainfully employed elsewhere. Regular healthcare benefits will continue at the Company’s expense throughout the duration of approved pay in lieu of notice. Any and all stocks options granted by BioReliance Corporation to the Executive will be disposed of in accordance with the 1997 Incentive Plan (as amended and restated).

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As a new paragraph, 7. Arbitration, we henceforth provide the following agreement:

7.	Arbitration:

Notwithstanding any other provision in this Agreement, any claim or controversy relating to or arising out of this Agreement shall be resolved exclusively by arbitration in accordance with the commercial rules then obtaining of the American Arbitration Association. This Arbitration provision, including any challenges to its enforceability, is governed by the Federal Arbitration Act. The arbitration shall take place in Montgomery County, Maryland. The Company and Executive shall bear separately their respective attorney’s fees. The Company shall bear the cost of the arbitration and any fees required by the commercial rules then obtaining of the American Arbitration Association.

Sincerely,

/s/ Capers W. McDonald

Capers W. McDonald
President and CEO

Copy: William Gedale; Chairman, Compensation Committee of the Board

Please indicate your acceptance of this amendment by signing two attached duplicates of this letter and returning one to my office in the original and retaining the other in the Company’s UK offices also in the original.

Acceptance:

/s/ Ray Cosgrove	30 August 2002

(signature)	(date)

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June 6, 2000

Dr. Raymond F. Cosgrove
Managing Director, BioReliance Ltd.
Stirling University Innovation Park
Hillfoots Road
Stirling, United Kingdom FK9 4NF

Dear Ray,

     I am pleased to provide you with this letter agreement amending your original offer of employment dated January 29, 1993, and amended by Ms. Robinson’s letter of January 16, 1996, as follows:

     Specifically, at paragraph 4. Termination. we henceforth provide the following agreement which will substitute entirely the paragraph previously in force:

4.	Termination

Your decision to voluntarily resign from your position must provide the Company with a minimum of ninety (90) days notice. Likewise, a Company initiated termination will include either (a) notice of at least twelve (12) months of continued employment, or (b) up to twelve (12) months pay in lieu of notice, or (c) a combination of the two. According to Company policy, such pay in lieu of notice will be paid through the normal payroll and will cease upon your becoming gainfully employed elsewhere. Regular health care benefits will continue at Company expense throughout the duration of approved pay in lieu of notice.

Sincerely yours,

/s/ Capers W. McDonald

Capers W. McDonald
President and CEO

Copies:	William Gedale; Chairman, Compensation Committee Ralph Adams; Director, Human Resources (U.S.)

Life Sciences Center 9900 Blackwell Road • Rockville • Maryland 20850 (301) 738-1000 • fax (301) 738-1036

January 16, 1996

Raymond F. Cosgrove, Ph.D.
Managing Director
Microbiological Associates, Ltd.
Stirling University – Innovation Park
Hillfoots Road
Stirling
Scotland FK9 4NF

Dear Ray,

We are extremely pleased with your contributions to MA Ltd. over the past three years and are therefore providing you with this letter agreement to amend your original offer of employment dated January 29, 1993.

Specifically, at paragraph 4. Termination, we henceforth provide the following agreement which will substitute entirely the prior paragraph:

4.	Termination

Your decision to voluntarily resign from your position must provide MA with a minimum of ninety (90) days notice. Likewise, a Company initiated termination will include either (a) notice of at least one hundred eighty (180) days of continued employment, or (b) up to one hundred eighty (180) days pay in lieu of notice, or (c) a combination of the two. According to Company policy, such pay in lieu of notice will be paid through the normal payroll and will cease upon your becoming gainfully employed elsewhere. Regular health care benefits will continue at Company expense throughout the duration of approved pay in lieu of notice.

We feel this agreement represents our recognition of your increased responsibilities since your initial offer of employment, and we trust this is acceptable to you.

Sincerely,

/s/ Constance J. Robinson

Constance J. Robinson
Director of Human Resources

CJR:rlb

Life Sciences Center 9900 Blackwell Road • Rockville • Maryland 20850 (301) 738-1000 • fax (301) 738-1036

January 29, 1993

Raymond F. Cosgrove, Ph.D.
3 Marlowe Road
Wallasey,
Merseyside, L44 3BZ
United Kingdom

Dear Ray,

I am extremely pleased to provide you with this offer of employment. Upon acceptance, I believe we have embarked upon what will prove to be a very fruitful and enjoyable relationship.

This letter sets forth our agreement for your employment as follows:

1.	Responsibilities:

You will be employed as Executive Director of MA International, Ltd. (MAI), reporting to me as President and Chief Executive Officer of Microbiological Associates, Inc. (MA). A description of the managing and operating responsibilities of the position are attached to this letter.

As Executive Director, you will devote your full time and best efforts to the business and affairs of MAI and agree that you will not perform services for remuneration for any other firm or organization, whether or not in competition with MA or MAI, without my consent as MA President.

2.	Compensation:

Base Salary: You will be paid an initial base salary of £42,000 per year under MAI’s normal payroll schedule.

Performance Bonus: You will be eligible to participate in MA Corporate bonus and profit sharing plans, as approved annually by the MA Board of Directors, based on acceptance performance as mutually determined.

Stock Options: The Board of Directors will be petitioned to approve an initial grant of qualified incentive stock options for you to purchase 40,000 shares of MA’s authorized common stock at an exercise price at the Fair Market Value as established by the Board.

The exercise price and all other terms governing the grant of these options will be in accordance with MA’s then current qualified stock option plan and stock option agreement.

Annual Reviews: Your base salary will be reviewed annually with appropriate increases based on performance versus position requirements and mutually agreed objectives.

Benefits: You will be eligible to participate in and receive benefits under all present and future life, disability, medical, and pension plans generally made available to all MAI employees.

Four weeks of personal vacation and ten paid holidays will be made available to you each year. This includes nine standard U.K. holidays and one personal day annually.

Relocation assistance will be provided up to maximum of 17% of your initial base salary. In the event you should voluntarily terminate your employment with MAI within twelve (12) months of your start date, you will be responsible for repaying to MAI the costs paid by the Company relating to your relocation.

For your exclusive use, MAI will lease an automobile and reimburse you for the costs of maintenance and insurance. Through June 1995, this will be the 1992 BMW 520iSE currently on lease to the Company. Thereafter, an appropriate lease cost level will be determined for an automobile of your choosing.

Additional details about these plans are described in the attached Benefits Summary and in individual plan statements to be provided upon your acceptance.

3.	Start Date:

You have agreed to start work as soon as practical, within three weeks from your date of signing this letter agreement. We should agree on a specific date as soon as possible.

4.	Termination:

Your decision to voluntarily resign from your position must provide MAI with a minimum of sixty (60) days notice. Likewise, a company initiated termination will include sixty (60) days pay in lieu of notice.

5.	Confidentiality Agreement:

During your employment with MAI you may not directly or indirectly engage in, own an interest in, or enter the employment of or act as an agent, advisor, or consultant to any person or business entity that is, or is about to become directly involved in competition to MAI or MA’s then current businesses.

You have agreed to execute the Company’s Employee Confidentiality and Trade Secrets Agreement, as attached, as part of your acceptance.

6.	Timing of Offer:

This offer is valid through Friday, February 12, 1993. Please complete the attached Confidentiality Agreement and sign your acceptance of this offer on the enclosed copy and return both to my office prior to the above date.

When you have signed and delivered the Company copies of these documents to me or to Mr. Robin Orr at MAI, you may elect to also sign out your assigned automobile at any time prior to commencing full time work.

Ray, I am excited about your joining MAI. Your strengths will add significantly to the Corporation.

Sincerely,

/s/ Capers W. McDonald

Capers W. McDonald
President and Chief Executive Officer

Attachments

Accepted and agreed:

/s/ Ray Cosgrove	1st Feb 1993

CWM/cjk